                                                                  Exhibit (b)(1)



                           THE CHASE MANHATTAN BANK
                                270 Park Avenue
                           New York, New York 10017


                             CHASE SECURITIES INC.
                                270 Park Avenue
                           New York, New York 10017




                                                              September 20, 2000


                       Senior Secured Credit Facilities
                       --------------------------------
                               Commitment Letter
                               -----------------

Nova Finance Company LLC
7361 Calhoun Place, Suite 300
Rockville, Maryland 20855

Attention:  Stewart Bainum Jr. and James A. MacCutcheon

Gentlemen:


          You have advised The Chase Manhattan Bank ("Chase") and Chase
                                                      -----
Securities Inc. ("CSI") that Nova Finance Company LLC (the "Acquiror"), a
                  ---                                       --------
special purpose limited liability company formed by or on behalf of Stewart Bainum Jr. and James A. MacCutcheon and certain members of their family and related trusts (collectively, the "Buyers"), intends to acquire (the
                                   ------
"Acquisition") all of the outstanding common stock and related options (the
 -----------
"Target Shares") of Sunburst Hospitality Corporation (the "Target") pursuant to
 -------------                                             ------
a recapitalization agreement between the Acquiror and the Target (the "Merger
                                                                       ------
Agreement").  You have also advised us that the Acquisition will be effected
---------
pursuant to a merger (the "Merger") of the Acquiror with and into the Target,
                           ------
with the Target as the surviving corporation, and that as a result of the Merger, all of the outstanding common stock of the Target (other than common stock held by the Buyers) will be exchanged for cash and the common stock held by the Buyers will be converted into common stock of the surviving corporation. In connection with the Acquisition, and upon consummation of the Merger, you have further advised us that the Acquiror intends (a) to terminate and refinance the existing Credit Agreement of the Target, dated as of October 15, 1997 (the "Existing Credit Agreement") and to refinance all amounts outstanding
 -------------------------
thereunder, (b) to refinance the outstanding multi-class mortgage pass-through certificates of the Target (the "Mortgage Certificates") and (c) to reduce the
                                 ---------------------
outstanding principal balance of the Note payable by the Target to Choice Hotels International (the "Choice
                    ------

Hotels International Note") to $60,000,000 (with not more than $77,500,000 of
-------------------------
such principal reduction resulting from cash payments by the Target) (collectively, the "Refinancing"). You have requested that CSI agree to
                    -----------
structure, arrange and syndicate senior credit facilities in an aggregate amount of up to $290,000,000 (the "Credit Facilities") to finance the Acquisition, the
                            -----------------
Refinancing (including the Existing Credit Agreement) and to pay related fees and expenses. References herein to the "Transaction" shall include the financings described herein (including the Refinancing) and all other transactions (including the Acquisition and the Merger) related to the Transaction.

          CSI is pleased to advise you that it is willing to act as exclusive advisor, lead arranger and book manager for the Credit Facilities.

          Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto
 -----------------
as Exhibit A  (the "Term Sheet").  Unless otherwise defined herein, capitalized
                    ----------
terms used herein shall have the meanings given to such terms in the Term Sheet.

          It is agreed that Chase will act as the sole and exclusive administrative agent, and that CSI will act as the sole and exclusive advisor, lead arranger and book manager, for the Credit Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is also agreed that Societe Generale will be invited to participate in the Credit Facilities, with the title of syndication agent subject to the receipt of a satisfactory commitment to the Credit Facilities. You agree that no other agents, co-agents, arrangers or book managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

          We intend to syndicate the Credit Facilities to a group of financial institutions (together with Chase, the "Lenders") identified by us in
                                        -------
consultation with you. CSI intends to commence syndication efforts promptly, and you agree to actively assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your and the Target's existing lending relationships, (b) direct contact between the Buyers and the Acquiror's and the Target's other senior management and advisors and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

          CSI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to the Buyers, the Acquiror, the Target and the Transaction,
including all financial information and projections (the "Projections"), as we
                                                          ------------
may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made
                                 -----------
available to Chase or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

          As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay, or to cause the Target to pay, to Chase the nonrefundable fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee
                                                                     ---
Letter").
------

          Chase and CSI shall be entitled, after consultation with you, to change the pricing, terms and structure of the Credit Facilities, if Chase and CSI determine that such changes are advisable to ensure a successful syndication of the Credit Facilities; provided that the total amount of the Credit Facilities remains unchanged. Chase's commitment hereunder is subject to the agreements in this paragraph. In the event that the successful syndication of the Credit Facilities has not been completed prior to the closing and funding of the Credit Facilities, the agreements in this paragraph shall survive the closing and funding of the Credit Facilities and you agree to execute amendments to the definitive documentation with respect to the Credit Facilities necessary to reflect any changes made pursuant to this paragraph.

          Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Target and its subsidiaries, taken as a whole, (b) our not becoming aware after the date hereof of any material information or other material matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Buyers, the Acquiror, the Target or the Transaction that in our judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Credit Facilities, (d) our satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of any of the Target or any of its affiliates, (e) the negotiation, execution and delivery on or before December 15, 2000 of definitive documentation with respect to the Credit Facilities satisfactory to Chase and its counsel and (f) the other conditions set forth or referred to in the Term Sheet and the Fee Letter.

          You agree (a) to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "Indemnified Person") from and against any and all losses,
                  ------------------
claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person,
--------
apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse Chase, CSI and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter, the Side Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

          You acknowledge that Chase and its affiliates (the term "Chase" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Transaction and otherwise. Chase will not use confidential information obtained from you by virtue of the Transaction or its other relationships with you in connection with the performance by Chase of services for other companies, and Chase will not furnish any such information to other companies. You also acknowledge that Chase has no obligation to use in connection with the Transaction, or to furnish to you, confidential information obtained from other companies.

          This Commitment Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the Side Letter dated the date hereof and delivered herewith (the "Side Letter") are the only agreements
                                         ------------
that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet, the Fee Letter or the Side Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the
                                                     --------
foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter, the Fee Letter and the Side Letter have been accepted by you.

          The compensation, reimbursement, indemnification, market flex and confidentiality provisions contained herein and in the Fee Letter and Side Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder. Subject to the immediately preceding sentence, this Commitment Letter may be terminated at any time by you upon written notice to Chase, provided that the fees (if any) earned by Chase pursuant to the Fee Letter as of the date of termination will be payable on such date.

          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet, the Fee Letter and the Side Letter by returning to us executed counterparts hereof and of the Fee Letter and Side Letter not later than 5:00 p.m., New York City time, on September 20, 2000. Chase's commitment and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence.

          Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.


                                        Very truly yours,


                                        THE CHASE MANHATTAN BANK


                                        By: /s/ MARIAN N. SCHULMAN
                                            ----------------------
                                            Name: Marian N. Schulman
                                            Title: Vice President



                                        CHASE SECURITIES INC.


                                        By: /s/ JAMES G. ROLISON
                                            --------------------
                                            Name: James G. Rolison
                                            Title: Managing Director


Accepted and agreed to
as of the date first
written above by:

NOVA FINANCE COMPANY LLC

By: /s/ JAMES A. MACCUTCHEON
    ------------------------
     Name: James A. MacCutcheon
     Title: Member

                                                                       Exhibit A
                                                                       ---------

                 $290,000,000 SENIOR SECURED CREDIT FACILITIES

                        Summary of Terms and Conditions

                              September 20, 2000

                                _______________


     Nova Finance Company LLC (the "Acquiror"), a special purpose limited
                                    ---------
liability company formed by or on behalf of Stewart Bainum Jr. and James A. MacCutcheon and certain members of their family and related trusts (collectively, the "Buyers"), intends to acquire (the "Acquisition") all of the
                    -------                            -----------
outstanding common stock and related options of Sunburst Hospitality Corporation (the "Target") pursuant to a recapitalization agreement between the Acquiror and
      ------
the Target (the "Merger Agreement").  The Acquisition will be effected pursuant
                 ----------------
to a merger (the "Merger") of the Acquiror with and into the Target, with the
                  ------
Target as the surviving corporation, and as a result of the Merger, all of the outstanding common stock of the Target (other than common stock held by the Buyers) will be exchanged for cash and the common stock held by the Buyers will be converted into common stock of the surviving corporation. In connection with the Acquisition, and upon consummation of the Merger, the Acquiror further intends (a) to terminate and refinance the existing Credit Agreement of the Target, dated as of October 15, 1997 (the "Existing Credit Agreement") and to
                                           -------------------------
refinance all amounts outstanding thereunder, (b) to refinance the outstanding multi-class mortgage pass-through certificates of the Target (the "Mortgage
                                                                   --------
Certificates") and (c) to reduce the outstanding principal balance of the Note
------------
payable by the Target to Choice Hotels International (the "Choice Hotels
                                                           -------------
International Note") to $60,000,000 (with not more than $77,500,000 of such
------------------
reduction resulting from cash payments by the Target) (collectively, the "Refinancing"). References herein to the "Transaction" shall include the
 -----------
financings described herein (including the Refinancing) and all other transactions (including the Acquisition and the Merger) related to the Transaction. The sources and uses of funds required to consummate the Transaction are set forth in the Sources and Uses Table attached hereto as
Schedule I (the "Sources and Uses Table").
                 ----------------------

I.   Parties
     -------

Borrower:                             The Target (the "Borrower").

Guarantors:                           Each of the Borrower's direct and indirect
                                      domestic subsidiaries (the "Guarantors";
                                      the Borrower and the Guarantors,
                                      collectively, the "Loan Parties").

Advisor, Lead Arranger
and Book Manager:                     Chase Securities Inc. (in such capacity,
                                      the "Arranger").
                                           --------

Administrative Agent:                 The Chase Manhattan Bank ("Chase" and, in
                                                                 -----
                                      such capacity, the "Administrative
                                                          --------------
                                      Agent").
                                      -----

Lenders: A syndicate of banks, financial institutions and other entities, including Chase, arranged by the Arranger (collectively, the "Lenders").
                                                          -------

II.  Types and Amounts of Credit Facilities
     --------------------------------------

1.   Term Facilities
     ---------------


Types and Amounts of
Facilities:                        Term Loan Facilities (the "Term Facilities")
                                                              ---------------
                                   in an aggregate amount of $270,000,000 (the
                                   loans thereunder, the "Term Loans") as
                                                          ----------
                                   follows:

                                   Term Loan Facility I: A five-year term loan
                                   --------------------
                                   facility (the "Term Loan Facility I") in an
                                                  --------------------
                                   aggregate principal amount equal to
                                   $190,000,000 (the loans thereunder, the
                                   "Facility I Term Loans"). The Facility I Term
                                    ---------------------
                                   Loans shall be repayable in quarterly
                                   installments after the date which is 24
                                   months after the Closing Date in an aggregate annual amount of $5,000,000 with the aggregate outstanding balance due and payable on the date that is five years after the Closing Date (as defined below).


                                   Term Loan Facility II: A 24-month term loan
                                   ---------------------
                                   facility (the "Term Loan Facility II" and,
                                                  ---------------------
                                   together with the Term Loan Facility I, the
                                   "Term Loan Facilities") in an aggregate
                                    --------------------
                                   principal amount equal to $80,000,000 (the
                                   loans thereunder, the "Facility II Term
                                                          ----------------
                                   Loans"). The Facility II Term Loans shall be
                                   -----
                                   repayable in quarterly installments in
                                   amounts to be agreed until the date which is 24 months after the Closing Date

Purpose: The proceeds of the Term Loans shall be used to finance the Transaction and to pay related fees and expenses.

2.   Revolving Facility
     ------------------

Type and Amount of
Facility:                          Five-year revolving credit facility (the
                                   "Revolving Facility"; together with the Term
                                    ------------------
                                   Facilities, the "Credit Facilities") in the
                                                    -----------------
                                   amount of $20,000,000 (the loans thereunder,
                                   the "Revolving Loans").
                                        ---------------

Availability:                      The Revolving Facility shall be available on
                                   a revolving basis during the period
                                   commencing after the Closing Date and ending
                                   on the fifth anniversary thereof (the
                                   "Revolving Termination Date").
                                    --------------------------

Letters of Credit:                 A portion of the Revolving Facility not in
                                   excess of $5,000,000 shall be available for
                                   the issuance of letters of credit (the
                                   "Letters of Credit") by Chase (in such
                                    -----------------
                                   capacity, the "Issuing Lender"). No Letter of
                                                  --------------
                                   Credit shall have an expiration date after
                                   the earlier of (a) one year after the date of
                                   issuance and (b) thirty days prior to the
                                   Revolving Termination Date, provided that any
                                                               --------
                                   Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).


                                   Drawings under any Letter of Credit shall be
                                   reimbursed by the Borrower (whether with its
                                   own funds or with the proceeds of Revolving
                                   Loans) on the same business day. To the
                                   extent that the Borrower does not so
                                   reimburse the Issuing Lender, the Lenders
                                   under the Revolving Facility shall be
                                   irrevocably and unconditionally obligated to
                                   reimburse the Issuing Lender on a pro rata
                                                                     --- ----
                                   basis.

Maturity:                          The Revolving Termination Date.

Purpose: The proceeds of the Revolving Loans shall be used for working capital purposes of the Borrower and its subsidiaries in the ordinary course of business.

III.  Certain Payment Provisions
      --------------------------

Fees and Interest Rates:              As set forth on Annex I.

Optional Prepayments and
Commitment Reductions:                Loans may be prepaid and commitments may
                                      be reduced by the Borrower in minimum
                                      amounts to be agreed upon. Optional
                                      prepayments of the Term Loans shall be
                                      applied first to the Facility II Term
                                      Loans then to the Facility I Term Loans.
                                      Each such prepayment of the Facility II
                                      Term Loans may not be reborrowed. Each
                                      such prepayment of the Facility I Term
                                      Loans may not be reborrowed and shall be applied to the installments thereof due and payable within 12 months of such prepayment in the direct order of maturity, and upon prepayment in full of all installments due and payable within 12 months of such prepayment, to the installments thereof due and payable thereafter in the inverse order of maturity.

Mandatory Prepayments and
Commitment Reductions:                The following amounts shall be applied to
                                      prepay the Term Loans and reduce the
                                      Revolving Facility:

                                      (a)  100% of the net proceeds of any
                                      indebtedness of the Borrower or any of its subsidiaries, subject to certain exceptions to be agreed.

                                      (b)  100% of the net proceeds of any
                                      issuance of equity and excess cash flow
                                      (to be defined in a mutually satisfactory manner) for each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2000), subject, in each case, to reduction to 50% upon the repayment in full of the Facility II Term Loans and the maintenance of a total leverage ratio of 3.5 to 1.0 or less.

                                      (c)  100% of the net proceeds of asset
                                      sales (including proceeds of casualty and condemnation).

                                      All such amounts shall be applied, first,
                                                                         -----
                                      to the prepayment of the Term Loans and,
                                      second, to the permanent reduction of the
                                      ------
                                      Revolving Facility. Mandatory prepayments shall be applied first to Facility II Term Loans and then to Facility I Term Loans. Each such mandatory prepayment of the Facility II Term Loans may not be reborrowed. Each such mandatory prepayment of the Facility I Term Loans may not be reborrowed and shall be applied to the installments thereof due and payable within 12 months of such mandatory prepayment in the direct order of maturity, and upon prepayment in full of all installments due and payable within 12 months of such mandatory prepayment, to the installments thereof due and payable thereafter in the inverse order of maturity. The Revolving Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the amount of the Revolving Facility.

IV.  Collateral                       The obligations of each Loan Party in
     ----------
                                      respect of the Credit Facilities shall be secured by a perfected first priority mortgage lien on or security interest in all of its tangible and intangible assets
                                      (including, without limitation, real
                                      property, leases, rents and income
                                      attributable to the real property,
                                      management agreements, franchise
                                      agreements, licensing agreements and other licenses, permits and agreements relating to the ownership and operation of the real property, intellectual property, and all of the capital stock of each of its direct and indirect domestic subsidiaries), except for those assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

V.   Certain Conditions
     ------------------

Initial Conditions:                   The availability of the Credit Facilities
                                      shall be conditioned upon satisfaction of,
                                      among other things, the following
                                      conditions precedent (the date upon which
                                      all such conditions precedent shall be
                                      satisfied, the "Closing Date") on or
                                                      ------------
                                      before December 15, 2000:

                                      (a)  Each Loan Party shall have executed
                                      and delivered satisfactory definitive
                                      financing documentation with respect to
                                      the Credit Facilities (the "Credit
                                                                  ------
                                      Documentation").
                                      -------------

                                      (b)  The Acquiror and the Target shall
                                      have entered into the Merger Agreement on terms and conditions reasonably satisfactory to the Administrative Agent and no provision thereof shall have been amended, modified or waived without the consent of the Administrative Agent (it being agreed that the draft Merger Agreement furnished to the Administrative Agent on September 20, 2000 is satisfactory to the Administrative Agent). The Merger shall have been consummated in accordance with applicable law and the Merger Agreement. All documents and materials filed publicly by the Borrower in connection with the Merger shall have been furnished to the Administrative Agent and shall be satisfactory in form and substance to the Administrative Agent.

                                      (c)  The Existing Credit Agreement shall
                                      have been terminated, all amounts owing
                                      thereunder shall have been paid in full
                                      and all liens created in connection
                                      therewith shall have been released, in
                                      each case on satisfactory terms and
                                      conditions.

                                      (d)  The Mortgage Certificates shall have
                                      been paid in full and all liens created in connection therewith shall have been released, in each case on satisfactory terms and conditions.

                                      (e)  The principal balance of the Choice
                                      Hotels International Note shall have been reduced to $60,000,000 (with not more than $77,500,000 of such principal reduction resulting from cash payments by the Borrower, in addition to the $16,300,000 reduction resulting from the sale of the three Mainstay Hotels referenced in paragraph (f)) on satisfactory terms and conditions. Without limiting the foregoing, the Choice Hotels International Note will continue to be unsecured and will have terms and conditions satisfactory to the Administrative Agent (including, without limitation, maturity and pay-in-kind interest provisions) (it being agreed that the draft Description of Senior Subordinated Discount Notes furnished to the Administrative Agent on September 20, 2000 is satisfactory to the Administrative Agent).

                                      (f)  The Borrower shall have completed the
                                      sale of the three Mainstay Hotels to
                                      Choice Hotels International for
                                      $16,300,000 pursuant to the existing put
                                      arrangements with Choice Hotels
                                      International on satisfactory terms and
                                      conditions (the "Planned Asset Sale").
                                                       ------------------

                                      (g)  The Lenders, the Administrative Agent
                                      and the Arranger shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented, on or before the Closing Date.

                                      (h)  All governmental and third-party
                                      approvals (including franchisor consents) necessary in connection with the Transaction, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing thereof.

                                      (i)  The Lenders shall have received
                                      satisfactory unaudited interim
                                      consolidated financial statements of the
                                      Borrower for each quarterly period ended subsequent to March 31, 2000 as to which such financial statements are available, but in any event not later than 45 days after the end of each such quarterly period.

                                      (j)  The Lenders shall have received a
                                      satisfactory pro forma consolidated
                                                   --- -----
                                      balance sheet of the Borrower as at the
                                      date of the most recent consolidated
                                      balance sheet delivered pursuant to
                                      paragraph (i) above, adjusted to give
                                      effect to the consummation of the
                                      Transaction and the financings
                                      contemplated hereby as if such
                                      transactions had occurred on such date.

                                      (k)  No material litigation, investigation
                                      or proceeding of or before any arbitrator or governmental authority shall have been commenced, instituted or threatened with respect to the Merger, the Acquisition or any of the other transactions contemplated hereby.

                                      (l)  The Lenders shall have received the
                                      results of a recent lien search in each
                                      relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower or its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

                                      (m)  All documents and instruments
                                      required to perfect the Administrative
                                      Agent's first priority mortgage liens on and security interest in the collateral under the Credit Facilities (including delivery and recordation of all mortgages and assignments or leases and rents and delivery of capital stock certificates and undated stock powers executed in blank) shall have been executed and be in proper form for filing, and, in connection with the real estate collateral, the Administrative Agent shall have received satisfactory mortgage insurance policies, surveys, Phase I environmental reports (and, if reasonably requested by the Administrative Agent, Phase II environmental reports), and seismic and structural engineering reports.

                                      (n)  The fees and expenses to be incurred
                                      in connection with the Transaction and the financing thereof shall be consistent with the Sources and Uses Table.

                                      (o)  The Lenders shall have received
                                      satisfactory appraisals (the "Appraisals")
                                                                    ----------
                                      of hotel properties acceptable to the
                                      Administrative Agent owned by the Borrower and its subsidiaries and listed on Annex II by appraisers satisfactory to the Administrative Agent.

                                      (p)  The Administrative Agent shall be
                                      satisfied with the insurance program to be maintained by the Borrower and its subsidiaries after the Transaction and shall have received satisfactory evidence of such insurance policies naming the Administrative Agent as loss payee for the benefit of the Lenders.

                                      (q)  The Lenders shall have received such
                                      legal opinions (including opinions (i)
                                      from counsel to the Borrower and its
                                      subsidiaries and (ii) from such special
                                      and local counsel as may be required by
                                      the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

On-Going Conditions:                  The making of each extension of credit
                                      shall be conditioned upon (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and
                                      (b) there being no default or event of
                                      default in existence at the time of, or
                                      after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation, a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transaction, (b) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole or
                                      (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative
                                      Agent and the Lenders thereunder.

VI.  Certain Documentation Matters
     -----------------------------

                                      The Credit Documentation shall contain
                                      representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and
Warranties:                           Financial statements (including pro forma
                                      financial statements); absence of
                                      undisclosed liabilities; no material
                                      adverse change; corporate existence;
                                      compliance with law; corporate power and authority; enforceability of Credit
                                      Documentation; no conflict with law or
                                      contractual obligations; no material
                                      litigation; no default; ownership of
                                      property; liens; intellectual property; no burdensome restrictions; taxes; Federal
                                      Reserve regulations; ERISA; Investment
                                      Company Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:                Delivery of financial statements, reports,
                                      accountants' letters, projections,
                                      officers' certificates and other
                                      information requested by the Lenders;
                                      payment of other obligations; continuation of business and maintenance of existence and material rights and privileges;
                                      compliance with laws and material
                                      contractual obligations; maintenance of
                                      property and insurance (including, without limitation, any remediation recommended in any Phase I or Phase II environmental report and any repairs recommended in any seismic or structural report, with respect to properties on which the Administrative
                                      Agent holds a mortgage lien); maintenance of books and records; right of the Lenders to inspect property and books and records;
                                      notices of defaults, litigation and other material events; compliance with environmental laws; further assurances
                                      (including, without limitation, with
                                      respect to security interests in after-
                                      acquired property); and agreement to
                                      obtain within 90 days after the Closing
                                      Date and maintain for at least three years thereafter interest rate protection such that at least 50% of the long-term indebtedness of the Borrower and its subsidiaries bears interest at a fixed rate, on terms and conditions satisfactory to the Administrative Agent.

Financial Covenants:                  Financial covenants (including, without
                                      limitation, minimum net worth, minimum
                                      fixed charge coverage (to be defined as
                                      the ratio of Adjusted EBITDA to Fixed
                                      Charges), minimum interest coverage, and maximum total and senior leverage with appropriate step-ups and step-downs to be agreed).

Negative Covenants:                   Limitations on: indebtedness; liens;
                                      guarantee obligations; mergers,
                                      consolidations, liquidations and
                                      dissolutions; sales of assets (which shall
                                      permit, among other things, the Planned
                                      Asset Sale and the pending sales of the
                                      Clarion Inn properties in Roanoke,
                                      Baltimore and Richardson (the "Pending
                                                                     -------
                                      Clarion Sales")); dividends and other
                                      -------------
                                      payments in respect of capital stock;
                                      capital expenditures; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses;
                                      amendments to Merger Agreement; and lines of business limited to ownership and operation of hospitality properties in the United States.

                                      Subject to certain conditions to be agreed
                                      (including, without limitation, the
                                      absence of any default or event of
                                      default, such election not resulting in
                                      any material tax liability and pro forma
                                                                     --- -----
                                      compliance with the financial covenants), the Borrower will be permitted to make an election to be treated as a subchapter S corporation for tax purposes, and if such election is made, tax distributions will be permitted to shareholders (subject to a limit to be agreed), on terms to be agreed.

                                      Subject to the satisfaction of the
                                      following conditions, the Borrower will be permitted to incur indebtedness in the form of a mortgage financing on any of its hotel properties:

                                      (a)  the Facility II Term Loans have been
                                      paid in full;

                                      (b)  before and on a pro forma basis after
                                      giving effect to such financing, the
                                      maximum ratio of total debt to EBITDA is less than 3.5 to 1.0;

                                      (c)  the ratio of the principal amount of
                                      such financing to the appraised value of such hotel property at the closing of such financing is at least 0.65 to 1.0;

                                      (d)  an amount equal to the greater of the
                                      net proceeds of such financing or 110% of the Allocated Loan Portion (as defined below) of such hotel property is applied to prepay the Facility I Term Loans and to reduce the Revolving Facility as provided for above; and

                                      (e)  after giving effect to such
                                      financing, the aggregate principal amount of all such mortgage financings then outstanding is not more than $100,000,000.

                                      The "Allocated Loan Portion" of any hotel
                                           ----------------------
                                      property is equal to the appraised value of such hotel property as set forth in the Appraisals multiplied by the ratio of the aggregate principal amount of the Term Loans and commitments under the Revolving Facility outstanding at the Closing Date to the aggregate appraised value of the hotel properties as set forth in the Appraisals.

Events of Default:                    Nonpayment of principal when due;
                                      nonpayment of interest, fees or other
                                      amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default;
                                      bankruptcy events; certain ERISA events;
                                      material judgments; actual or asserted
                                      invalidity of any guarantee or security
                                      document, subordination provisions or
                                      security interest; and a change of control
                                      (the definition of which is to be agreed).


Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Term Loans, Revolving Loans, participations in Letters of Credit and unused commitments under the Credit Facilities, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the collateral.

Assignments
and Participations:      The Lenders shall be permitted to assign and sell
                         participations in their Loans and commitments, subject, in the case of assignments (other than to another
                         Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Borrower (which consent in each case shall not be unreasonably withheld). Pro rata assignments for the Term Loan
                         Facilities shall be required. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000, and, after giving effect thereto, the assigning Lender shall have commitments and Loans aggregating at least $5,000,000, in each case unless otherwise agreed by the Borrower and the Administrative
                         Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.
                         Promissory notes shall be issued under the Credit
                         Facilities only upon request.

Yield Protection:        The Credit Documentation shall contain customary
                         provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and                  On and after the Closing Date, the Borrower shall
Indemnification:              pay (a) all reasonable out-of-pocket expenses of
                              the Administrative Agent and the Arranger associated with the syndication of the Credit
                              Facilities and the preparation, execution, delivery and administration of the Credit
                              Documentation and any amendment or waiver with respect thereto (including costs or appraisals, environmental reports, seismic and engineering reports, surveys, mortgage insurance and the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders
                              (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

                              The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the indemnified party.

Governing Law and Forum:      State of New York.

Counsel to the
Administrative Agent
and the Arranger:             Simpson Thacher & Bartlett.

                                                                         Annex I
                                                                         -------


                           Interest and Certain Fees
                           -------------------------


Interest Rate Options:   The Borrower may elect that the Loans comprising each
                         borrowing bear interest at a rate per annum equal to:

                              the ABR plus the Applicable Margin; or

                              the Eurodollar Rate plus the Applicable Margin.

                         As used herein:

                         "ABR" means the higher of (i) the rate of interest
                          ---
                         publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "Prime
                                                                        -----
                         Rate") and (ii) the federal funds effective rate from
                         ----
                         time to time plus 0.5%.
                                      ----

                         "Applicable Margin" means (a) 2.50%, in the case of
                          -----------------
                         Base Rate Loans (as defined below) and (b) 3.50%, in the case of Eurodollar Loans (as defined below). The foregoing margins shall be subject to reduction, upon the repayment in full of the Facility II Term Loans and provided that no event of default has occurred and is continuing, as follows: (i) to 2.25%, in the case of Base Rate Loans, and 3.25%, in the case of Eurodollar Loans, upon the maintenance of a total leverage ratio of greater than 3.25 to 1.0 but less than 3.5 to 1.0 and (ii) to 2.00%, in the case of Base Rate Loans, and 3.00%, in the case of Eurodollar Loans, upon the maintenance of a total leverage ratio of 3.25 to 1.0 or less.

                         "Eurodollar Rate" means the rate (adjusted for
                          ---------------
                         statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.

Interest Payment Dates:  In the case of Loans bearing interest based upon the
                         ABR ("ABR Loans"), quarterly in arrears.
                               ---------

                         In the case of Loans bearing interest based upon the
                         Eurodollar Rate ("Eurodollar Loans"), on the last day
                                           ----------------
                         of each relevant interest period and, in the case of
                         any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:         The Borrower shall pay a commitment fee calculated at
                         the rate of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears.

Letter of Credit Fees:   The Borrower shall pay a fee on all outstanding Letters
                         of Credit at a per annum rate equal to the Applicable
                         Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

                         A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:            At any time when the Borrower is in default in the
                         payment of any amount of principal due under the Credit
                         Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:      All per annum rates shall be calculated on the basis of
                         a year of 360 days (or 365/366 days, in the case of ABR
                         Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Schedule I

                               SOURCES AND USES*

Sources:**
-------
                        Facility I Term Loans                                   $190,000,000
                        Facility II Term Loans                                  $ 80,000,000
                        Revolving Loans***                                      $          0
                        Choice Hotels International Note                        $ 60,000,000
                        Planned Asset Sale                                      $ 16,300,000
                        Options Proceeds                                        $    600,000
                        Bainum Rollover Equity                                  $ 52,600,000
                        Management Rollover Equity                              $  6,200,000
                        Cash Common Equity                                      $          0
                        Total Sources                                           $405,700,000
                                                                                ============
Uses:
----
                        Purchase of Common Equity                               $ 52,100,000
                        Bainum Rollover Equity                                  $ 52,600,000
                        Management Rollover Equity                              $  6,200,000
                        Refinance Existing Credit Agreement                     $  5,800,000
                        Refinance Mortgage Certificates                         $ 96,700,000
                        Working Capital                                         $  6,100,000
                        Choice Hotels International Note
                        Purchase Options                                        $    900,000
                        Purchase Restricted Shares                              $  5,800,000
                        Payment of Fees and Expenses
                         (including breakage costs under Mortgage Certificates) $ 26,000,000

                              Total Uses                                        $405,700,000
                                                                                ============

__________________________________

*.  All dollar amounts are approximations.

**. To be adjusted upon consummation of the Pending Clarion Sales to reflect the consummation thereof. The Facility II Term Loans shall be reduced by an amount equal to the net cash proceeds of such Pending Clarion Sales.

***.  $20,000,000 availability after the Closing Date.